Exhibit 99.1

Riverbed Announces Retirement of Satya Nadella from its Board of Directors

Recently appointed CEO of Microsoft Corporation will step down from Riverbed Board in order to devote more time to his new role

SAN FRANCISCO—February 26, 2014— Riverbed Technology (NASDAQ: RVBD), the leader in application performance infrastructure, today announced that Satya Nadella has retired from the board of directors. Mr. Nadella is stepping down in order to more fully devote time to his new position as chief executive officer of Microsoft Corporation. Mr. Nadella was appointed to the chief executive officer post earlier this month.

“Satya has provided sound, thoughtful guidance during his tenure on the Riverbed Board of Directors and Strategy Committee, and we thank him for his many contributions,” said Jerry M. Kennelly, chairman and CEO at Riverbed. “His experience and perspectives, particularly in cloud computing and infrastructure, have helped shape Riverbed’s strategy and vision and prepare Riverbed to play a leading role in the Application Performance Infrastructure market as we crossed the $1 billion mark in 2013. We wish Satya the best in his new position.”

“From my work with Riverbed’s talented management team and Board of Directors, I believe that Riverbed has the people, technology and focus to build upon its strong leadership position in enabling location-independent computing,” said Microsoft CEO Satya Nadella. “Riverbed’s commitment to providing innovative application performance solutions for a highly virtualized and mobile world is leading the industry, and I am delighted to have been able to contribute to the creation of a strategy that will position Riverbed for further growth and success. As a valued partner to Microsoft, I look forward to continuing to work with Riverbed.”

About Riverbed Technology

Riverbed at more than $1 billion in annual revenue is the leader in Application Performance Infrastructure, delivering the most complete platform for Location-Independent Computing. Location-Independent Computing turns location and distance into a competitive advantage by allowing IT to have the flexibility to host applications and data in the most optimal locations while ensuring applications perform as expected, data is always available when needed, and performance issues are detected and fixed before end users notice. Riverbed’s 25,000+ customers include 97% of the Fortune 100 and 95% of the Forbes Global 100. Learn more at www.riverbed.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements relating to Riverbed’s prospects. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-

looking statements. More information about these and other risks that may impact Riverbed’s business are set forth in our Form 10-K filed with the SEC for the period ended December 31, 2013, and our subsequent quarterly reports filed with the SEC. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Riverbed and any Riverbed product or service name or logo used herein are trademarks of Riverbed Technology, Inc. All other trademarks used herein belong to their respective owners.

SOURCE: Riverbed Technology

INVESTOR RELATIONS CONTACT
Renee Lyall
Riverbed Technology
415-247-6353 renee.lyall@riverbed.com